INTERIM OPERATING AGREEMENT

THIS INTERIM OPERATING AGREEMENT (th e "Agreement") is entered into and is effective as of this 25 day of August, 2004 (the "Effective Date") between:

Energy Exploration Technologies, Inc. a body corporate, duly incorporated pursuant to the laws of the Province of Alberta, with an office in the City of Calgary, in the Province of Alberta (hereafter the "Corporation");

- and -

George Liszicasz, an individual residing in the City of Calgary, in the Province of Alberta (hereafter the "Executive").

WHEREAS the Executive is the inventor and developer of certain devices and the associated computer software and computer hardware which are more particularly defined in this Agreement as the "Prototype Stress Field Detectors" and the "Operating Stress Field Detectors";

AND WHEREAS the Executive is possessed of special technical skills in the operation of both types of detectors and in the interpretation of the data generated by same;

AND WHEREAS the Executive has provide d and continues to provide certain technical and related services to the Corporation with respect to the Operating Stress Field Detector ;

AND WHEREAS the Executive and the Corporation recognize that the Corporation has materially contributed to the enhancement and development of the Stress Field Detectors by providing research and development funding and providing technical support to the Executive;

AND WHEREAS the Executive entered into a Partnership Agreement dated September 1, 1995 which dealt with, inter alia, the Prototype Stress Field Detector, which partnership and which Partnership Agreement w ere subsequently terminated;

AND WHEREAS the Executive and others entered into a Transfer Agreement dated June 18, 1996 which dealt with, inter alia , the transfer of the Prototype Stress Field Detector to a n Interested P arty (the " Interested Party "), which Transfer Agreement was subsequently superseded or   terminated;

AND WHEREAS the Executive and others entered into a Restated Technology Agreement dated August 1, 1996 and amended on April 3, 1998, which dealt with, inter alia , the terms and conditions upon which the Interested Party would provide certain services for the further technical development and commercial advancement of the Prototype Stress Field Detector;

AND WHEREAS the Interested Party was unwilling or unable to fulfill its obligations under the terms of the Restated Technology Agreement and the Corporation was required to materially contribute to the enhancement and development of the Prototype Stress Field Detector by providing research and development funding and providing technical support to the Executive;

511450.v4

AND WHEREAS on or about June 1, 1999 the Corporation engaged additional staff who possessed specialized knowledge and skills in semi-conductor and quantum technology to assist the Executive in developing a new generation of SFD sensors and the Corporation provided a Laboratory for the construction of the SFD sensors;

AND WHEREAS since June 1, 1999 the Executive and the Corporation have developed the Operating Stress Field Detectors;

AND WHEREAS the Restated Technology Agreement will expire in accordance with its terms on December 31, 2005;

AND WHEREAS the Corporation has now received counsel that certain of the previous agreements entered into between, inter alia, the Parties require clarification, restatement or correction;

AND WHEREAS the Executive is the President, Chief Executive Officer and a Director of the Corporation and receives remuneration for the management and administrative duties associated with those positions;

AND WHEREAS the Executive has continued to develop the Operating Stress Field Detectors and the Executive's Scientific Theories, independent of the Corporation and Momentum while providing services as a director, officer and employee of the Corporation;

AND WHEREAS the Executive has represented that the Operating Stress Field Detectors and the Executive's Scientific Theories have been significantly enhanced due to his independent efforts over the past several years and are materially different than that which existed at the development of the Prototype Stress Field Detector;

AND WHEREAS the Corporation and the Executive now wish to enter into this Agreement in order to recognize the contributions which each of them have made towards the advancement of the Operating Stress Field Detectors, to ensure the equitable and proper compensation of all parties entitled to compensation pursuant to the provisions of the aforesaid agreements, and to clearly set forth the interests, rights and obligations of the Corporation and the Executive during the period up to and including December 31, 2005 (the "Interim Period") ;

NOW THEREFORE in consideration of the mutual covenants contained in this Agreement and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged by the Parties, the Corporation and the Executive agree as follows:

ARTICLE 1
DEFINITIONS

In this Agreement, the following terms shall be defined as set forth below :

"Affiliate" or any derivative thereof means, with respect to any Person, any other Person, directly or indirectly, Controlling or Controlled by, or under direct or indirect common Control with, such Person.

"Change of Control" means:

(i)

the acquisition hereafter, directly or indirectly and by any means whatsoever, in one transaction or a series of transactions, by any person or by a group of persons acting jointly or in concert, of that number of voting shares of the Corporation which is equal to or greater than Fifty Percent (50%) of the total issued and outstanding voting shares of the Corporation immediately after such acquisition, but excluding any issue or sale of shares of the Corporation by way of prospectus or private placement;

(ii)

the election at a meeting of the Corporation's shareholders, as Directors of the Corporation, of a number of persons, who were not included in the slate for election as Directors proposed to the Corporation's shareholders by the Corporation's prior Board of Directors, and who would represent a majority of the Board of Directors, or the appointment as Directors of the Corporation, of a number of persons which would represent a majority of the Board of Directors, nominated by any holder of voting shares of the Corporation or by any group of holders of voting shares of the Corporation acting jointly or in concert and not approved by the Corporation's prior Board of Directors;

(iii)

the completion of any transaction (including the sale, lease or other transfer of assets of the Corporation) or the first of a series of transactions which would have the same or similar effect or result as any transaction or series of transactions referred to in subsection (i) and (ii) above; or

(iv)

a determination by the Board of Directors of the Corporation that there has been a change, whether by way of a change in the holding of the voting shares of the Corporation, in the ownership of the Corporation's assets or by any other means, as a result of which any person or any group of persons acting jointly or in concert is in a position to exercise effective control of the Corporation;

"Escrow Account" means that trust account, established with the office of Macleod Dixon, LLP for the purpose of holding all sums due and payable to interested parties pursuant to the provisions of the Restated Technology Agreement , as amended ;

"Interim Period" means that period commencing as of the Effective Date and terminating on December 31, 2005.

"Operating Stress Field Detectors" means those refined, redesigned, modified and improved instruments and devices designed, engineered and constructed by the Executive on or after June 1, 1999 for use in the reception, collection, recording to enable the interpretation and analysis of subsurface geological stresses for use in the identification of prospective oil and gas formations, together with the software and hardware associated therewith.

"Partnership Agreement" means that partnership agreement dated September 1, 1995 between George Liszicasz and R. Dirk Stinson.

"Person" means any individual, corporation, limited liability corporation, limited or general partnership, joint venture, association, joint-stock corporation, trust, plan, unincorporated organization or government or any agency or political subdivision thereof.

"Prototype Stress Field Detectors" means th at original single sensor based instrument or device designed, engineered and constructed by the Executive, or under his direction, prior to June 1, 1999 for use in the reception, collection, recording, interpretation and analysis of subsurface geological stresses for use in the identification of prospective oil and gas formations, together with the software and hardware associated therewith.

"Restated Technology Agreement" means that agreement dated August 1, 1996 between Pinnacle Oil, Inc., Pinnacle Oil International, Inc., Momentum Resources Corporation, George Liszicasz and R. Dirk Stinson, as amended by the Amendment to the Restated Technology Agreement dated April 3, 1998.

"SFD Data" means the electronic signals and associated impulses collected by the Stress Filed Detectors during the course of an SFD Survey.

"SFD Services" means the provision of those services as are set forth in Article 2.2 of this Agreement utilizing the Operating Stress Field Detectors.

"SFD  Surveys" means the process of collecting SFD Data by transporting the Operating Stress Field Detectors over land and/or water, using aircraft or other motorized vehicles as may be appropriate for the purpose of collecting SFD Data.

"SFD Theories" means the theories of quantum physics which are utilized in the operation of the Operating SFD Detectors and the various engineering processes used in the practical application of these theories.

"Technical Services Agreement" means that agreement entered into between the Executive and the Corporation pursuant to which the Executive provides the SFD Services to the Corporation during that period following the Termination Date as is more particularly described in Article 6.2 herein.

"Transfer Agreement" means that transfer agreement dated June 18, 1996 between George Liszicasz, R. Dirk Stinson and Momentum Resources Corporation.

ARTICLE 2
DELIVERY OF SFD SERVICES

2.1

SFD Services.

The Executive shall provide the Corporation with the SFD Services for the purpose of carrying out the Corporation’s operations in the exploration for hydrocarbon resources. In rendering such SFD Services, the Executive may utilize such Corporation personnel and such third parties as the Executive may deem appropriate.

2.1

2.2

Provision of SFD Services.

The Executive shall employ his know-how and technical expertise in the delivery of the SFD Services to the Corporation such services to include but not be limited to the following:

(a)

the construction, fabrication, modification, redesign, refinement, advancement and development of the Operating Stress Field Detectors;

(b)

the planning, development, supervision and direction of such SFD Surveys as may, from time to time, be requested by the Corporation;

(c)

the interpretation and analysis of the data produced by the Operating SFD Sensors following the completion of the SFD Surveys; and

(d)

such other similar, incidental, or related activities as the Corporation may reasonably request and the Executive may reasonably agree to provide.

2.3

Support Services.

It is understood and agreed that, from time to time, certain tasks forming a part of the SFD Services to be provided by the Executive to the Corporation will require that personnel of the Corporation be made available to the Executive, to be assigned to such tasks as may be determined by the Executive, acting in his sole discretion.  All such personnel shall be provided by the Corporation  and the payment of their salaries and expenses shall be for the account of the Corporation.

ARTICLE 3

TITLE AND SCIENTIFIC THEORIES

3.1

Prototype Stress Field Detectors.

The Parties acknowledge that during that period prior to June 1, 1999 the Executive was primarily responsible for the early development of the Prototype Stress Field Detectors and that title to such Prototype Stress Field Detectors was transferred to an Interested Party pursuant to the provisions of the Transfer Agreement.  The Corporation and the Executive acknowledge that they shall not advance any claim, right or other entitlement against such Prototype Stress Field Detectors.

3.2

Operating Stress Field Detectors.

The Parties acknowledge that during the period  on or after June 1, 1999 the Corporation materially contributed to the development of the Operating Stress Field Detectors by providing data acquisition services, research and development funding , and by providing technical support to the Executive during the period of the development of the Operating Stress Field Detectors.  Accordingly, the Parties agree that the Corporation shall have undivided and unencumbered title to the four Operating Stress Field Detectors more particularly described as the " Gengar " model , the " Micro " model , the " Butterfly " model and the " Seeker " model , together with any further Operating Stress Field Detectors which may be manufactured by the Executive in the future with such material contribution by the Corporation.  Notwithstanding the foregoing, the Corporation shall not be entitled to sell or otherwise dispose of the Operating Stress Field Detectors without the consent of the Executive.  The Executive shall be provided with access to , and shall have the right to utilize, the Operating Stress Field Detectors, and any such additional Operating Stress Field Detectors manufactured in the future, to conduct SFD Surveys on behalf of the Corporation, in accordance with the terms of this Agreement.

3.3

Scientific Theories.

The Parties acknowledge that the Executive is responsible for the conceptualization, research, development and refinement of the various scientific theories which form the basis for both the Prototype Stress Field Detectors and the Operating Stress Field Detectors.  The Parties further acknowledge that the Operating Stress Field Detectors are based upon scientific theories and engineering processes which are known only to the Executive, which are demonstrably different than those utilized in the Prototype Stress Field Detectors and which are and shall remain the sole property of the Executive (the "SFD Theories").  The Corporation acknowledges that it shall not advance any claim, right or other entitlement against SFD Theories.

ARTICLE 4

ESCROW ACCOUNT

4.1

Establishment.

In order to ensure the equitable and proper compensation for all interested parties the Corporation shall cause to be established an interest bearing escrow account (the "Escrow Account") with the offices of Macleod Dixon LLP to administer all monies due and payable to the interested parties pursuant to the provisions of the Restated Technology Agreement and in accordance with this Article 4.

4.2

Data Fee.

In consideration of the Executive providing SFD Services to the Corporation, and in order to ensure the equitable and proper compensation for all interested parties under the provisions of the Restated Technology Agreement as amended, until December 31, 2005, the Corporation shall pay into the Escrow Account a Data Fee equal to five percent (5%) of the Prospect Profits earned by the Corporation with respect to the commercial exploitation of each Prospect, calculated in accordance with the provisions of the Restated Technology Agreement, as amended, and subject to all expenses and deductions as set forth therein.

4.3

Terms.

The Escrow Account shall be governed by the terms and conditions set forth in the Escrow Agreement, a copy of which is attached hereto and marked as Appendix "A".

ARTICLE 5

RIGHT OF AUDIT

5.1

Audit.

Each Party, at its sole cost and expense and with prior reasonable notice to the other Party, shall have the right at all reasonable times during usual business hours, to examine and make copies of or extracts from the books of account and all other records relating to the subject matter of this Agreement.  Each Party shall have the right, at its sole cost and expense and with prior reasonable notice to the other Party, but not more frequently than once in each calendar year, to audit the books of account and all other records relating to the subject matter of this Agreement until the third anniversary from the end of the fiscal year to which such records relate.

ARTICLE 6
TERM AND SUCCESSION AGREEMENT

6.1

Term.

This Agreement shall come into force on the Effective date and shall continue in full force and effect until December 31, 2005 unless terminated earlier in accordance with the provisions of Article 7 (the "Termination Date").

6.2

Technical Services Agreement.

The Executive and the Corporation acknowledge that they have entered into a Technical Services Agreement which shall become effective on January 1, 2006 and which shall replace this Agreement, such Technical Services Agreement containing, inter alia, a commitment by the Executive to continue to provide to the Corporation the SFD Services as are more particularly described in Article 2 of this Agreement, for the purpose of carrying out the Corporation's operations in the exploration for hydrocarbon resources.

ARTICLE 7

CHANGE OF CONTROL

7.1

Change of Control.

This Agreement may be terminated by the Executive, acting in his sole discretion, within 30 days after a Change of Control, following the delivery by the Executive to the Corporation of Notice of Termination (the "Termination Date").  Upon termination of this Agreement pursuant to this Article 7:

(a)

all obligations imposed upon the Executive to provide services or to perform obligations pursuant to this Agreement shall cease;

(b)

the Corporation shall pay to, or to the order of, the Executive in cash or by certified cheque, within 21 days after the Termination Date, or within such other period to effect tax planning at the request of the Executive and to the extent

(c)

permitted by law all monies due and owing to the Executive under this Agreement or the Escrow Agreement; and

(d)

within 30 days of the Termination Date the Corporation shall pay or reimburse the Executive for all expenses incurred by the Executive prior to the Termination Date.

ARTICLE 8
INDEMNITIES

8.1

Indemnification.

(a)

The Corporation shall release, defend, indemnify and hold harmless the Executive from and against all claims, liabilities, damages and expenses (including without limitation legal fees, and other costs of defense) arising out of, or incidental to this Agreement for: (i) any and all injuries to, death or illnesses of any personnel of the Corporation or its agents or employees or any third parties; and (ii) any and all damages to or losses of, Corporation property or third party property, whether or not occasioned by, or as the result of, whether in whole or in part, of the negligence or other fault of the Executive.

(b)

The Corporation shall release, defend, indemnify and hold the Executive harmless from and against all actions, claims, demands, costs, charges and expenses (including without limitation legal fees, and other costs of defense) arising out of, or incidental to, this Agreement or for any infringement or alleged infringement of know-how, trade secrets, letters patent, design, copyright, trade marks or other industrial property rights, ownership rights or other contractual rights, arising out of or in connection with the performance of the SFD Services by the Executive to the Corporation.

8.2

Consequential Damages

Notwithstanding anything to the contrary in this Agreement, neither Party shall be liable to the other for any loss of income, loss of actual or anticipated profit, loss of use, loss of product, loss of production, loss of opportunity, loss of contract or any other indirect or consequential loss or damage arising out of or relating to this Agreement or its implementation or execution.

ARTICLE 9

ASSIGNMENT

9.1

Assignment.

The Corporation shall be entitled to transfer or assign this Agreement to an Affiliate, provided that notice of such assignment or transfer shall be promptly given to the Executive and that the Corporation shall remain liable for due performance of this Agreement by such Affiliate and for any additional costs to the Executive as a result of such assignment or transfer. The Executive may not assign his rights or obligations hereunder and any attempted assignment shall be void and of no effect.

ARTICLE 10

CONFIDENTIALITY

10.1

Confidential Information.

(a)

Each Party acknowledges that, except to the extent reasonably required by law,  the content of this Agreement and the knowledge of any other information obtained by one Party from the other in connection with its performance of this Agreement is proprietary and confidential information (the "Confidential Information").

(b)

Subject to Section 10.1(c), the Confidential Information shall not be disclosed by one Party to any third party without the prior written consent of the other Party.

(c)

Each Party shall be entitled to use and disclose to its employees, agents, consultants and Affiliates Confidential Information as may be necessary to carry out its obligations under this Agreement.

(d)

The following information shall not be considered Confidential Information: (i) information which becomes part of public domain, through no breach of this Agreement by either Party, (ii) information which a Party is obliged by law to disclose provided that in such circumstances the Party required to disclose shall give the other Party prior notice, (iii) information which the other Party receives from a third party lawfully entitled to disclose same, or (iv) information which is known to the recipient at the time of disclosure, as evidenced by the recipients' prior written records.

ARTICLE 11
ENTIRETY OF AGREEMENT

11.1

Entirety

This Agreement and its Appendices constitute the entire agreement of the Parties in respect of the matters dealt with herein and supersede any and all prior understandings or agreements of the Parties relating hereto.

ARTICLE 12
APPLICABLE LAW

12.1

Governing Law

This Agreement shall be governed by and construed in accordance with the laws in force in the Province of Alberta without giving effect to the principles of conflicts of law.  The Parties hereby agree to submit to the exclusive jurisdiction of the courts of the Province of Alberta with respect to any proceeding relating to this Agreement and the enforcement thereof.

ARTICLE 13
MISCELLANEOUS

13.1

Force Majeure.

Neither Party hereto shall be liable in any manner for failure or delay of performance of all or part of this Agreement, directly or indirectly, owing to any acts of God, governmental orders or restrictions, strikes or other labour disturbances, riots, embargoes, power failures, revolutions, wars (whether declared or undeclared), sabotage, terrorist attack, fires, floods, or any other causes or circumstances beyond the control of the parties.  The Party experiencing such delay or failure shall use reasonable commercial efforts to give prompt notice to the other Party and shall use reasonable commercial efforts to remove the causes or circumstances of non-performance with dispatch and on a consistent basis.  Financial difficulty shall not constitute a force majeure.

13.2

Notices

All notices required or given by any Party hereto shall be in writing and shall be deemed to have been given when received by the receiving Party.  Any such notices shall be addressed to the appropriate Party at the address set forth below or to such other address as such Party shall have notified in writing to the other Party:

Energy Exploration Technologies, Inc.

Mr. George Liszicasz

700, 840 Seventh Avenue, S.W.

383 Arbour Lake Way, N.W.

Calgary, Alberta

Calgary, Alberta

Canada, T2P 3G2

Canada, T3G 4A2

13.3

Waiver

No waiver by any Party of any one or more defaults by another Party in the performance of this  Agreement shall operate or be construed as a waiver of any future default or defaults by the same Party, whether of a like or of a different nature.  No Party shall be deemed to have waived, released or modified any of its rights under this Agreement unless such Party has expressly stated in writing that it does waive, release or modify such right.

13.4

Modifications and Headings.

This Agreement shall not be amended or modified in any respect except by the mutual consent in writing of the Parties hereto.  The headings used in this Agreement are for convenience only and shall not be construed as having any substantive meaning.

IN WITNESS WHEREOF each Party has executed this Agreement as of the date first above written.

Energy Exploration Technologies Inc.

Mr. George Liszicasz

____\Douglas J. Rowe\________

_____\George Liszicasz\____________

Per:  _____________________________

Title: ____\Director\_________

_\L. Robert Lipsett\__________

As witness to the signature of

Mr. George Liszicasz

Name:  Lloyd Robert Lipsett____